Free Writing Prospectus

Filed Pursuant to Rule 433

Filed January 26, 2012

Registration Statement No. 333-170231

Free Writing Prospectus dated January 26, 2012

$975,074,000 Automobile Receivables Backed Notes

AmeriCredit Automobile Receivables Trust 2012-1

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus supplement to the prospectus dated March 31, 2011 which describes the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Moody’s Investors Service, Inc., or Moody’s, and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or S&P, in order to be issued.

	Moody’s	S&P
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2 Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa2 (sf)	AA (sf)
Class C Notes	A2 (sf)	A (sf)
Class D Notes	Baa2 (sf)	BBB (sf)
Class E Notes	Ba3 (sf)	BB (sf)

Joint Bookrunners

Barclays Capital	Deutsche Bank Securities	J.P. Morgan

Co-Managers solely with respect to the Class A Notes

Credit Suisse	Morgan Stanley	RBS

Co-Manager solely with respect to the Class D Notes

BofA Merrill Lynch

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-888-603-5847.